Exhibit 99

FOR RELEASE 6:00 AM EST, MONDAY, JANUARY 9, 2006

Contact:   Robert S. Tissue, Sr. Vice President & CFO
Telephone:  (304) 530-0552
Email:    rtissue@SummitFGI.com

SUMMIT FINANCIAL GROUP, INC. ANNOUNCES Q4 2005 IMPAIRMENT CHARGE

MOOREFIELD, W.Va.--(BUSINESS WIRE)—January 9, 2006—Summit Financial Group, Inc. (NASDAQ: SMMF) today announced that it recognized a $1.5 million pre-tax fourth quarter 2005 other-than-temporary non-cash impairment charge, which equals $940,000 on an after-tax basis, or $0.13 per diluted share. This impairment charge relates to $5.7 million of certain preferred stock issuances of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation which Summit continues to own, and was made primarily due to difficulty in accurately projecting the future recovery period of these securities. Although the securities are still rated as investment grade, the Company recognized the impairment charge at this time, in accordance with generally accepted accounting principles (“GAAP”).

The preferred securities are held by the Company in its available-for-sale investment securities portfolio, and accordingly the unrealized losses associated with them already had been recorded as reductions of other comprehensive income; therefore, no incremental reductions of investment securities or shareholders’ equity were required. Accordingly, the accounting treatment for the impairment charge made pursuant to GAAP had no significant effect on the Company’s consolidated balance sheet.

Despite this impairment charge, management anticipates Summit’s GAAP earnings for year end 2005 to surpass year end 2004. The Company expects diluted earnings per share to be approximately between $0.32 and $0.34 for the quarter ended December 31, 2005 and between $1.54 and $1.56 for the year ended December 31, 2005.

Summit Financial Group, Inc. is a financial holding company with total assets of $1.1 billion. Summit operates fourteen banking locations through its wholly owned subsidiary banks, Summit Community Bank headquartered in Moorefield, West Virginia, and Shenandoah Valley National Bank in Winchester, Virginia. Summit also operates Summit Mortgage, a residential mortgage loan originator located in Virginia and Summit Insurance Services, LLC, in Moorefield, West Virginia.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to Summit's filings with the Securities and Exchange Commission for a summary of important factors that could affect Summit's forward-looking statements. Summit undertakes no obligation to revise these statements following the date of this press release.